Exhibit 10.5

PERRIGO COMPANY PLC
EXECUTIVE COMMITTEE SEVERANCE POLICY
As Effective June 14, 2017
ARTICLE I
INTRODUCTION
Perrigo Company plc (the “Company”) hereby establishes the Perrigo Company plc Executive Committee Severance Policy (the “Policy”) effective June 14, 2017, for the benefit of certain “Eligible Employees” of the Company and its Affiliates. Unless earlier terminated by the Company, the Policy will terminate at the end of the “CEO Transition Period.”
The Policy is intended to be a top hat welfare plan maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with the intent that it be exempt from the relevant requirements of Title I of ERISA. The Policy shall be administered and interpreted in a manner that is consistent with such intent.
The Policy shall be binding on any successor to all or substantially all of the Company’s assets or business. Except as otherwise provided herein, the Policy supersedes any prior formal or informal severance plans, programs or policies of the Company or its Affiliates covering Eligible Employees.
ARTICLE II
DEFINITIONS
2.1    “Act” means the Irish Companies Act 1963, as amended from time to time. References to any provision of the Act shall be deemed to include successor provisions thereto and regulations thereunder.
2.2    “Affiliate” means any member of the group of corporations, trades or businesses or other organizations comprising the “controlled group” with the Company under Code Section 414.
2.3    “Base Salary” means an Eligible Employee’s regular annual base salary compensation rate in effect on his/her Severance Date, excluding the portion of the Eligible Employee’s regular annual base salary, if any, that is attributable to employment with Perrigo Pharma International DAC. If an Eligible Employee’s Triggering Event is a Separation for Good Reason related to a Significant Reduction in Scope or Base Compensation, “Base Salary” under the Policy will be determined without regard to such reduction. For purposes of Sections 2.21 and 5.2, to the extent approved by the Board of Directors of the Company or the Remuneration Committee of the Company, as applicable, and communicated to an Eligible Employee in writing by the Chief

Executive Officer of the Company or the Chair of the Remuneration Committee, “Base Salary” shall also include an Eligible Employee’s additional stipend.
2.4    “Cause” means, except as otherwise approved by the Board of Directors of the Company or the Remuneration Committee of the Company, as applicable, and communicated to an Eligible Employee in writing by the Chief Executive Officer of the Company or the Chair of the Remuneration Committee:
(a)    The commission of an act which, if proven in a court of law, would constitute a felony violation under applicable criminal laws;
(b)    A breach of any material duty or obligation imposed upon the Employee by the Company or any Affiliate;
(c)    Divulging the Company’s or any Affiliate’s confidential information, or breaching or causing the breach of any confidentiality agreement to which the Employee, the Company, or any Affiliate is a party;
(d)    Engaging or assisting others to engage in business in competition with the Company or any Affiliate;
(e)    Refusal to follow a lawful order of the Employee’s superior or other conduct which the Administrator determines to represent insubordination on the part of the Participant; or
(f)    Other conduct by the Employee which the Administrator, in its discretion, deems to be sufficiently injurious to the interests of the Company or any Affiliate to constitute cause.
Notwithstanding the foregoing, following a Change in Control, “Cause” means (i) the Employee is convicted of a felony, (ii) the Employee’s breach of any material duty or obligation imposed upon the Employee by the Company or any Affiliate that results in material, demonstrable harm to the Company or any Affiliate, or (iii) the Employee divulges the Company’s or any Affiliate’s confidential information or breaches or causes the breach of any confidentiality agreement to which the Employee, the Company, or any Affiliate is a party. Any determination of whether Cause exists shall be made by the Administrator in its sole discretion.
2.5    “CEO Transition Period” means the period beginning on June 14, 2017 and ending on the one-year anniversary of the date on which a new Chief Executive Officer (as successor to John Hendrickson) commences employment with the Company.
2.6    “Change in Control” means:
(a)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;
(b)    The sale, transfer or other disposition of all or substantially all of the assets of the Company;
(c)    Individuals who as of the effective date of the Policy constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual who becomes a director of the Company subsequent to the above date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors; but, provided further that any such person whose initial assumption of the office is in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company (such actual or threatened solicitation, a “Proxy Solicitation”), including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; but provided further, if the service of an Incumbent Director (the “Former Incumbent Director”) as a member of the Board of Directors of the Company terminates other than in connection with a Proxy Solicitation, if within sixty (60) days of such termination a new director is appointed with the approval of a majority of the remaining Incumbent Directors, such new director shall be considered an Incumbent Director and a Change in Control under the Policy shall not be considered to have occurred as a result of the termination of the Former Incumbent Director (it being understood that if the requirements of this proviso are not satisfied, a Change in Control shall be considered to have occurred as of the termination of the Former Incumbent Director);
(d)    A transaction as a result of which a person or company obtains the ownership directly or indirectly of the ordinary shares in the Company carrying more than fifty percent (50%) of the total voting power represented by the Company’s issued share capital in pursuance of a compromise or arrangement sanctioned by the court under Section 201 of the Act or becomes bound or entitled to acquire ordinary shares in the Company under Section 204 of the Act; or
(e)    Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities (e.g., issued shares). For purposes of this subsection (e), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (ii) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the ordinary shares of the Company.
2.7    “Code” means the Internal Revenue Code of 1986, as amended.
2.8    “Company” means Perrigo Company plc.
2.9    “Comparable Position” means a position either with the Company or any of its Affiliates or with a successor or transferee of all or a part of the business of the Company or Affiliate, on terms which do not give rise to condition(s) which would result in a Separation for Good Reason if the Eligible Employee timely provided written notice of such condition(s) to his/her Employer and the condition(s) were not timely remedied by the Employer (e.g., a Significant Reduction in Scope or Base Compensation or a Relocation). Prior to a Change in Control, such determination will be made by the Administrator in its sole discretion.
2.10    “Confidential Information” means confidential, trade secret, or proprietary information, or any other information, knowledge or data of the Company or any Affiliate that is not publicly available, or that of any third parties obtained by an Employee during his/her period of employment or contractual relationship with the Company or any Affiliate. Such Confidential Information includes, but is not limited to, secret or confidential matters (i) of a technical nature, such as, but not limited to, methods, know-how, formulas, compositions, processes, discoveries, machines, inventions, computer programs and similar items or research projects, (ii) of a business nature, such as, but not limited to, information about costs, purchasing profits, marketing, sales or lists of customers, and (iii) pertaining to future developments, such as, but not limited to, research and development or future marketing or merchandising. If an Eligible Employee entered into a separate confidentiality or proprietary rights agreement with the Company or any Affiliate, the term “Confidential Information” for purposes of this Policy shall have the meaning ascribed to any such term or concept as it is defined under, or used in, the separate agreement.
2.11    “Eligible Employee” means each Employee who (i) is subject to the reporting requirements of Section 16(a) of the Exchange Act, and (ii) works primarily in an office located in the United States or Belgium; provided, however, that the Chief Executive Officer of the Company shall not be considered an Eligible Employee.
2.12    “Employee” means any employee of, or self-employed contractor providing services for, an Employer.
2.13    “Employer” means the Company and each Affiliate of the Company.
2.14    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15    “Involuntary Termination” means the involuntary termination of an Eligible Employee’s employment or contractual relationship by his/her Employer, including, but not limited to, (i) a termination effective when the Eligible Employee exhausts a leave of absence during, or at the end of, a WARN Notice Period, and (ii) a situation where an Eligible Employee on an approved leave of absence during which the Employee’s position is protected under applicable law (e.g., a leave under the Family Medical Leave Act), returns from such leave, and cannot be placed in employment or other form of contractual relationship with the Employer.
2.16    “Policy” means the Perrigo Company plc Executive Committee Severance Policy, as set forth herein and as it may be amended from time to time.
2.17    “Relocation” means, except as otherwise approved by the Board of Directors of the Company or the Remuneration Committee of the Company, as applicable, and communicated to an Eligible Employee in writing by the Chief Executive Officer of the Company or the Chair of the Remuneration Committee, a material change in the geographic location at which the Eligible Employee is required to perform services. Such change in an Eligible Employee’s primary job site will be considered material if the new location increases the Eligible Employee’s commute between home and primary job site by at least thirty (30) miles.
2.18    “Separation for Good Reason” means, except as otherwise approved by the Board of Directors of the Company or the Remuneration Committee of the Company, as applicable, and communicated to an Eligible Employee in writing by the Chief Executive Officer of the Company or the Chair of the Remuneration Committee, an Eligible Employee’s voluntary resignation from the Employer and the existence of one or more of the following conditions that arose without the Eligible Employee’s consent: (i) a Relocation, or (ii) a Significant Reduction in Scope or Base Compensation; provided, however, that a voluntary resignation from the Employer shall not be considered a Separation for Good Reason unless the Eligible Employee provides his/her Employer notice, in writing, of the Eligible Employee’s voluntary resignation and the existence of the condition(s) giving rise to the separation within ninety (90) days of its initial existence. The Employer shall then have thirty (30) days to remedy the condition, in which case the Eligible Employee shall not be deemed to have incurred a Separation for Good Reason. In the event the Employer fails to cure the condition within the thirty (30) day period, the Eligible Employee’s Severance Date shall occur on the thirty-first (31st) day following his/her Employer’s receipt of such written notice.
2.19    “Severance Date” means the final day of the employment or the contractual relationship with the Employer which date shall be communicated in writing by the Employer to the Employee.
2.20    “Significant Reduction in Scope or Base Compensation” means a material diminution in the Eligible Employee’s authority, duties or responsibilities or a material diminution in the Eligible Employee’s Base Salary or incentive compensation opportunities. Prior to a Change in Control, the Administrator, in its sole discretion, will determine whether an Eligible Employee experiences a “Significant Reduction.”
2.21    “Target Bonus” means the bonus payable to an Eligible Employee, if any, for the calendar year in which the Eligible Employee’s Triggering Event occurs and which is calculated based on his/her Base Salary and target percentage in effect on the Eligible Employee’s Severance Date, excluding the portion of the Eligible Employee’s bonus, if any, that is attributable to employment with Perrigo Pharma International DAC.
2.22    “Triggering Event” means an Involuntary Termination or a Separation for Good Reason which occurs on or prior to the last day of the CEO Transition Period.
2.23    “WARN Act” means the Worker Adjustment and Retraining Notification Act.
2.24    “WARN Notice Date” means the date the Employer is required to notify an Eligible Employee pursuant to the WARN Act or similar state law that he/she is to be terminated from employment with the Employer in conjunction with a “plant closing” or “mass layoff” as described in the WARN Act or similar state law.
2.25    “WARN Notice Period” means the sixty (60) consecutive calendar day period, or other applicable period under similar state law, commencing on an Eligible Employee’s WARN Notice Date.
ARTICLE III
ELIGIBILITY

3.1    Conditions of Eligibility. To be eligible for benefits as described in Article V, the Eligible Employee must (i) remain an Employee through the Severance Date, (ii) through the Severance Date, fulfill the normal responsibilities of his/her position, including meeting regular attendance, workload and other standards of the Employer, as applicable, and (iii) submit the signed Waiver and Release Agreement required by the Administrator on, or within forty-five (45) days after, his/her Severance Date or receipt of the Waiver and Release Agreement (whichever occurs later) and not revoke the signed Waiver and Release Agreement.
3.2    Conditions of Ineligibility. An otherwise Eligible Employee shall not receive severance pay or severance benefits under the Policy if:
(a)    the Employee ceases to be an Eligible Employee as defined by the Policy, other than as a result of a Triggering Event;
(b)    the Employee terminates his/her employment or contractual relationship with the Employer by reason of death;

(c)    the Employee terminates his/her employment or contractual relationship with the Employer for Cause as defined above;
(d)    the Employee terminates his/her employment or contractual relationship with the Employer through job abandonment;
(e)    other than as set forth in Section 2.15(ii), the individual is no longer an Employee and is receiving long-term disability benefits from his/her Employer (as determined under the applicable Employer long-term disability plan) as of the date the Triggering Event would have occurred had the individual been an Employee on such date;
(f)    the Employee is employed in or working for an operation, division, department or facility, that is sold, leased or otherwise transferred, in whole or in part, from his/her Employer, and the Employee accepts any position with the new owner/operator, or the Employee is offered a Comparable Position by the new owner/operator;
(g)    the Employee gives notice of his/her voluntary termination (other than pursuant to Section 2.15 or Section 2.17) prior to his/her Severance Date or the effective date of a sale, lease or transfer of an operation, division, department or facility, as described in Section 3.2(f), regardless of the effective date of such termination;
(h)    the Employee terminates from employment or the contractual relationship with his/her Employer and is eligible to receive severance benefits under another group reorganization/restructuring benefit policy or severance program sponsored by the Company or any of its Affiliates, in which event the Employee will receive severance under this Policy or the other policy or program, whichever provides the greater benefit; provided, however, that an Employee’s eligibility to receive severance pay and/or severance benefits attributable to his/her employment with Perrigo Pharma International DAC will not, in and of itself, make an Eligible Employee ineligible for severance pay and severance benefits under the Policy.
(i)    the Employee is offered a Comparable Position from the Company or any Affiliate, or accepts any position with the Company or any Affiliate, even if it is not a Comparable Position;
(j)    the Employee experiences a Triggering Event after the Policy terminates;
(k)    the Employee does not timely execute and return to the Administrator a valid Waiver and Release Agreement;
(l)    the Employee works primarily in an office located in a country other than the United States and is entitled to severance benefits under the laws of such country or the policies of the company at which he/she is based and such severance benefits may not be waived; or

(m)    the Employee is offered a Comparable Position by, or accepts any position with, an employer or principal with which the Company or any of its Affiliates has reached an agreement or arrangement under which the employer or principal agrees to offer employment or a contractual relationship to the otherwise Eligible Employee.
The foregoing list of conditions is intended to be illustrative and may not be all inclusive; the Administrator will determine in the Administrator’s sole discretion whether an Eligible Employee is eligible for severance pay and severance benefits under the Policy.
ARTICLE IV
PAY AND BENEFITS IN LIEU OF WARN NOTICE

4.1    Wage Payments. The provisions of this Section 4.1 apply only to U.S. based Eligible Employees. If an Eligible Employee is entitled to advance notice of a “plant closing” or a “mass layoff” under the WARN Act or similar state law, but experiences a Triggering Event before the end of a WARN Notice Period, the Eligible Employee shall be entitled to receive pay until the end of the WARN Notice Period as if he/she were still employed through such date. The pay under this Section 4.1 will be issued according to the normal payroll practices of the Employer and shall not be subject to the Waiver and Release Agreement.
4.2    Benefits. An Eligible Employee described in Section 4.1 shall be entitled to benefits under Employer-sponsored medical, dental and vision benefit plans, as amended from time to time, through the end of the WARN Notice Period on the same terms and under the same conditions as applied to the Eligible Employee immediately prior to the Triggering Event. The benefits under this Section 4.2 are not subject to the Waiver and Release Agreement.
ARTICLE V
SEVERANCE PAY AND SEVERANCE BENEFITS

5.1    Generally. In exchange for providing the Administrator with an enforceable Waiver and Release Agreement, in accordance with Article VI, an Eligible Employee who terminates his/her employment or contractual relationship on account of a Triggering Event shall be eligible to receive severance pay and severance benefits as described below, subject to the terms of the Policy. The consideration for the voluntary Waiver and Release Agreement shall be the severance pay and severance benefits the Eligible Employee would not otherwise be eligible to receive.
5.2    Severance Pay.
Severance pay shall equal to the sum of (i) 150% of the Eligible Employee’s Base Salary, and (ii) 150% of the Eligible Employee’s Target Bonus.

Severance will be paid over eighteen (18) months in equal installments at regularly scheduled payroll intervals, provided the Eligible Employee has executed and submitted a Waiver and Release Agreement and the period during which the Employee is entitled to revoke the Waiver and Release Agreement has expired, with any such severance payments to commence on the sixtieth (60th) day following the Severance Date. Any severance payable to the Eligible Employee for the period following his/her Severance Date and the date payments commence shall be paid in a lump sum at the time installment payments commence. In the sole discretion of the Administrator, severance may be paid in a lump sum within sixty (60) days following the Eligible Employee’s Severance Date, provided the Eligible Employee has executed and submitted a Waiver and Release Agreement and the period during which the Employee is entitled to revoke the Waiver and Release Agreement has expired. All legally required taxes and any sums owed the Employer shall be deducted from Policy severance pay.
Severance paid in installments on regularly scheduled payroll dates will continue to be payable upon the death of a former Eligible Employee who was receiving severance payments at the time of death. The remaining payments will be made in a lump sum to the estate of the former Eligible Employee as soon as possible following death, but in no event later than two (2) years following termination of employment or termination of the contractual relationship.
5.3    Severance Benefits.
(a)    Medical, Dental and Vision Benefits Coverage Continuation. The provisions of this subsection (a) apply only to U.S. based Eligible Employees. Under U.S. federal health care continuation coverage law (“COBRA”), an Eligible Employee who is receiving health care coverage under an Employer-sponsored plan is entitled to elect health care continuation coverage under the applicable Employer health plan if his/her employment terminates for certain reasons. Any of the Triggering Events would qualify the Eligible Employee to receive such continuation coverage, subject to the terms of the applicable health plan and governing law. If an Eligible Employee experiences a Triggering Event before his/her WARN Notice Period (if applicable) expires, his/her COBRA rights begin when the WARN Notice Period expires.
If an Eligible Employee becomes eligible for severance pursuant to the Policy and elects health care continuation coverage under COBRA for the Eligible Employee and/or his/her eligible covered dependents equivalent to the coverage which they were receiving immediately prior to the Severance Date, for the Continuation Period (as defined below), his/her Employer shall pay the full premium cost of such coverage, based on the prevailing rate charged by his/her Employer to persons who elect similar health care continuation coverage under COBRA (the “Health Care Benefits”); provided, however, that the Health

Care Benefits shall be reported by his/her Employer as taxable income to the Eligible Employee to the extent reasonably determined by his/her Employer to be necessary to avoid the Health Care Benefits from being considered to have been provided under a discriminatory self-insured medical reimbursement plan pursuant to Code Section 105(h).
For purposes of this Section 5.3(a), the term “Continuation Period” means the eighteen (18) month period beginning on an Eligible Employee’s Severance Date; provided, however, that the Continuation Period shall cease at such time that the Eligible Employee is eligible to receive health care benefits under another employer-provided plan (but no repayment of any previously-paid premium shall be required).
All of the terms and conditions of Employer-sponsored medical, dental and vision benefit plans, as amended from time to time, shall be applicable to an Eligible Employee (and his/her eligible dependents, if applicable) participating in any form of continuation coverage under such Employer-sponsored medical, dental and vision benefit plans. This Policy is not to be interpreted to expand an Eligible Employee’s health care continuation rights under COBRA. That is, continuation coverage under this Policy will run concurrent with (and not consecutive to) COBRA continuation coverage. Continuation coverage under this Policy will not extend the maximum COBRA continuation coverage period applicable to an Eligible Employee or to his/her eligible covered dependents.
(b)    Severance Bonus. An Eligible Employee who, in the absence of an Involuntary Termination, would have been eligible to receive a bonus under any bonus plan or policy of the Company or any Affiliate, shall receive a severance bonus pro-rated for the actual bonus payout to be paid at the regularly scheduled annual bonus payment date. Such pro-rated severance bonus shall be paid at the same time that annual bonuses are generally payable under any such bonus plan or policy of the Company or any Affiliate, but in no event later than March 15 of the year following the year in which the Severance Date occurs, and shall be calculated in the same manner as applicable to employees or self-employed contractors of the Company and its Affiliates generally.
(c)    Long-Term Incentives. Long-term incentive payments shall be payable in accordance with the terms of any long-term incentive plan or award agreement applicable to an Eligible Employee.

(d)    Career Transition Assistance. A career transition assistance firm selected by the Administrator and paid for by the Eligible Employee’s Employer shall provide career transition assistance as determined by the Administrator, up to a maximum amount of $25,000. An Eligible Employee must begin the available career transition assistance services within sixty (60) days following his/her Severance Date.
(e)    Reemployment. If the Company or any Affiliate reemploys a former Eligible Employee who is receiving or who is eligible to receive severance benefits and severance pay under the Policy, then (i) the rehired Employee and his/her covered dependents shall become ineligible to receive such severance benefits effective as of the rehired Employee’s reemployment date, (ii) severance pay which is payable in installments shall cease effective as of the rehired Employee’s reemployment date, and (iii) in the case of severance pay paid in a lump sum, the rehired Employee must repay to the Company the portion of the lump sum severance pay attributable to the period that begins on the date of his/her reemployment. If the Administrator, in its sole discretion, determines that the former Eligible Employee’s services address a critical business need, then the Administrator may provide that no such repayment is required.
ARTICLE VI
WAIVER AND RELEASE AGREEMENT

In order to receive the severance pay and severance benefits available under the Policy, an Eligible Employee must submit a signed Waiver and Release Agreement form to the Administrator on or within forty-five (45) days after his/her Severance Date or receipt of the Waiver and Release Agreement, whichever occurs later. The required Waiver and Release Agreement will, among other things, include a release of the Company and its Affiliates from any and all claims, debts, suits or causes of action, known or unknown, based upon any fact, circumstance, or event occurring or existing at or prior to the Eligible Employee’s execution of the Waiver and Release Agreement, including, but not limited to, any claims or actions arising out of or during the Eligible Employee’s employment or contractual relationship with his/her Employer and/or separation of employment, including any claim under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301 et seq., as amended, the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Civil Rights Act and any and all other federal, state or local laws, and any common law claims now or hereafter recognized. The required Waiver and Release Agreement may also include provisions relating to confidentiality, inventions, non-solicitation of employees and customers, non-competition and non-disparagement. In no event will the Waiver and Release Agreement require the Eligible Employee to release claims regarding employee benefits or rights to indemnification.

An Eligible Employee may revoke his/her signed Waiver and Release Agreement within seven (7) days of signing the Waiver and Release Agreement by submitting his/her signed revocation to the Administrator within the seven (7) day period, subject to the consent of his/her Employer if required by applicable law. Notwithstanding any provision of this Policy to the contrary, in no event shall the timing of the Eligible Employee’s execution of the Waiver and Release Agreement, directly or indirectly, result in the Eligible Employee designating the calendar year of any severance payment, and if a payment that is subject to execution of the Waiver and Release Agreement could be made in more than one taxable year, payment shall be made in the later taxable year. Any such revocation must be made in writing and must be received by the Administrator within such seven (7) day period. An Eligible Employee who timely revokes his/her Waiver and Release Agreement shall not be eligible to receive any severance pay or severance benefits under the Policy. Eligible Employees shall be advised to contact their personal attorney at their own expense to review the Waiver and Release Agreement form if they so desire.
ARTICLE VII
ADMINISTRATOR

The Company, or any committee or individual as may be designated by the Company, shall administer the Policy (the “Administrator”). The Administrator may delegate to other persons responsibilities for performing certain of the Administrator’s duties under the Policy. Except as otherwise provided in the Policy and subject to Article VIII, the Administrator shall have the authority to construe the terms of the Policy, including, but not limited to, the making of factual determinations, the determination of questions concerning benefits, the procedures for claim review, and establishing and enforcing such rules, regulations and procedures as it deems necessary or proper for the efficient administration of the Policy. In the event of a group termination, as determined in the sole discretion of the Administrator, the Administrator shall furnish affected Eligible Employees with such additional information as may be required by law.

ARTICLE VIII
CLAIMS FOR SEVERANCE BENEFITS

8.1    Claim for Benefits. It is not necessary that an Eligible Employee apply for severance pay and severance benefits under the Policy. However, if an Eligible Employee wishes to file a claim for severance pay and severance benefits, such claim must be in writing and filed with the Administrator. If the Eligible Employee does not provide all the necessary information for the Administrator to process the claim, the Administrator may request additional information and set deadlines for the Eligible Employee to provide that information. The Administrator will review a claim, and will make a determination of the claim and provide notice of that determination within ninety (90) days of the date the written claim is submitted to the Administrator.
8.2    Benefits Review. If the claim is completely or partially denied, the Administrator will furnish a written or electronic notice to the claimant that specifies the reasons for the denial, refers to the Policy provisions on which the denial is based, describes any additional information that must be provided by the claimant in order to support the claim, explains why the information is necessary, and explains the appeal procedures under the Policy.
8.3    Appeal Procedures. A claimant may appeal the denial of his/her claim and request the Administrator reconsider the decision. The claimant or the claimant’s authorized representative may: (a) appeal by written request to the Administrator not later than sixty (60) days after receipt of notice from the Administrator denying his/her claim; (b) review or receive copies or any documents, records or other information relevant to the claimant’s claim; and (c) submit written comments, documents, records and other information relating to his/her claim. In deciding a claimant’s appeal, the Administrator shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim. If the claimant does not provide all the necessary information for the Administrator to decide the appeal, the Administrator may request additional information and set deadlines for the claimant to provide that information.
The Administrator will make a decision with respect to such an appeal within sixty (60) days after receiving the written request for appeal. The claimant will be advised of the Administrator’s decision on the appeal in writing or electronically. The notice will include the reasons for the decision, references to Policy provisions upon which the decision on the appeal is based, and a statement that the claimant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records or other information relevant to the claimant’s claim. Subject to applicable law, in no event shall a claimant or any other person be entitled to challenge a decision of the Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted. Subject to applicable law, no legal action may be brought more than six (6) months following the Administrator’s final determination. In addition, no action at law or in equity shall be brought in connection with the Policy except in the United States District Court for the Western District of Michigan. Following a Change in Control, all determinations of the Administrator will be subject to de novo review by a court of competent jurisdiction.
8.4    Legal Fees. The Company (including any successor to the Company) will reimburse each Eligible Employee whose employment or contractual relationship is terminated after the date of a Change in Control for all reasonable legal fees and expenses incurred by such Eligible Employee in seeking to obtain or enforce any right or benefit provided under this Policy (other than any such fees and expenses incurred in pursuing any claim determined by an arbitrator or by a court of competent jurisdiction to be frivolous or not to have been brought in good faith).
ARTICLE IX
AMENDMENT/TERMINATION/VESTING

Unless earlier terminated by the Company, the Policy shall, without any further action by the Company, terminate effective as of 11:59 PM Eastern Time on the last day of the CEO Transition Period. The Company by written action of its Board of Directors or any duly authorized designee of the Board reserves the right to amend or to terminate the Policy at any time; provided, however, that following a Change in Control, no amendment or termination of the Policy shall adversely impact the rights or protections of an Eligible Employee under the Policy as of immediately prior to the amendment or termination, including, but not limited to, an amendment that would reduce the amount of severance pay or severance benefits, or change the time of payment of severance pay or benefits, or narrow the conditions under which severance pay or severance benefits are payable or limit the individuals who are eligible for severance pay or severance benefits under the Policy.

ARTICLE X
CONFIDENTIAL INFORMATION

10.1     Confidential Information. An Eligible Employee shall not, during or at any time after his/her termination of employment or contractual relationship with the Company and its Affiliates, use, divulge, or convey to others any Confidential Information. Upon termination of his/her employment or contractual relationship with the Company and its Affiliates, or at any time at the Company’s or an Affiliate’s request, an Eligible Employee shall deliver promptly to the Company or Affiliate all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and similar items, memoranda, customer lists and all other materials and all copies thereof relating in any way to the Company’s or any Affiliate’s sale, manufacture, distribution, or development of any Company or Affiliate’s product or store brand and value brand OTC drug and nutritional products and/or topical generic prescription pharmaceutical programs and in any way obtained by the Eligible Employee during the period of his/her employment or contractual relationship with the Company and its Affiliates which are in his/her possession or under his/her control. An Eligible Employee shall not make or retain any copies of any of the foregoing and will so represent to the Company and its Affiliates upon termination of his/her employment or contractual relationship.
An Eligible Employee shall not disclose or provide to the Company or its Affiliates any information or documents of a confidential nature which belong to his/her prior employer or principal or any other third-party which he/she is prohibited from disclosing or providing to the Company or its Affiliates, whether by the terms of any agreement to which he/she is a party or otherwise. The Eligible Employee shall provide to the Company or its affiliates copies of any previous employment agreement, management agreement, severance agreement, non-competition agreement, confidentiality agreement or other agreement, statement or policies to which the Eligible Employee is a party or otherwise bound which in any way restricts or would affect the performance of his/her duties for the Company and its Affiliates.
Notwithstanding the foregoing, nothing in the Policy shall prohibit the Eligible Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Eligible Employee does not need the prior authorization of the Company or any Affiliate to make any such reports or disclosures and the Eligible Employee is not required to notify the Company or any Affiliate that he or she has made such reports or disclosures.
10.2    Cessation of Severance Benefits. Recognizing that the failure to comply with Section 10.1 above will cause serious and irreparable injury to the Company and its Affiliates, Eligible

Employees acknowledge that in addition to any other remedy permissible by law, payment of severance pay and severance benefits under the Policy shall cease if an Eligible Employee violates the terms of Section 10.1. Any Eligible Employee subject to an individual confidentiality agreement or proprietary rights agreement with the Company or any Affiliate will be deemed to violate the terms of Section 10.1 if he/she violates the terms of the individual confidentiality agreement or proprietary rights agreement.
ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1    Return of Property. In order for an Eligible Employee to receive severance pay and severance benefits under the Policy, he/she shall be required to (i) return all Company and Affiliate property (including, but not limited to, Confidential Information, client lists, keys, credit cards, documents and records, identification cards, equipment, laptop computers, software, and pagers), and (ii) repay any outstanding bills, advances, debts, amounts due to the Company or any Affiliate, as of his/her Severance Date. To the extent the Eligible Employee has any Company or Affiliate property stored electronically (including, but not limited to, in the form of email) on his/her personal computer, in a personal email account, on a personal storage device, or otherwise, such Eligible Employee shall promptly provide copies of all such information to his/her Employer and thereafter permanently delete or otherwise destroy the Eligible Employee’s personal copy.
All pay and other benefits (except Policy severance pay and severance benefits) payable to an Eligible Employee as of his/her Severance Date according to the established policies, plans, and procedures of his/her Employer shall be paid in accordance with the terms of those established policies, plans and procedures. In addition, any benefit continuation or conversion rights which an Eligible Employee has as of his/her Severance Date according to the established policies, plans, and procedures of his/her Employer shall be made available to him/her.
11.2    No Assignment. Severance pay and severance benefits payable under the Policy shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such severance pay and severance benefits to be so subjected shall not be recognized, except to the extent required by law.
11.3    Unemployment Benefits. Without prejudice to applicable legislation, an Eligible Employee may apply for unemployment benefits after the period for which severance has been paid has been exhausted.
11.4    Code Section 409A Compliance.

(a)    General. It is intended that payments and benefits made or provided under this Policy shall not result in penalty taxes or accelerated taxation pursuant to Code Section 409A. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Code Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Policy shall be treated as a separate payment of compensation for purposes of applying the exclusion under Code Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Code Section 409A. All payments to be made upon a termination of employment under this Policy may only be made upon a “separation from service” under Code Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on an Eligible Employee pursuant to Code Section 409A. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of any payment under this Policy.
(b)    Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Policy, all reimbursements and in-kind benefits provided under this Policy that are subject to Code Section 409A shall be made in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during an Eligible Employee’s lifetime (or during a shorter period of time specified in this Policy); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    Delay of Payments. Notwithstanding any other provision of this Policy to the contrary, if an Eligible Employee is considered a “specified employee” for purposes of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Code Section 409A that is otherwise due to the Eligible Employee under this Policy during the six-month period immediately following the Eligible Employee’s separation from service (as determined in accordance with Code Section 409A) on account of the Eligible Employee’s separation from service shall be accumulated and paid to an Eligible Employee on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If an Eligible Employee dies during the postponement period, the amounts and entitlements delayed on account of Code Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of the Eligible Employee’s death.

11.5    Representations Contrary to the Policy. No employee, officer, or director of the Company or any Affiliate has the authority to alter, vary, or modify the terms of the Policy except by means of an authorized written amendment to the Policy. No verbal or written representations contrary to the terms of the Policy and its written amendments shall be binding upon the Policy, the Administrator, the Company, or any Affiliate.
11.6    No Employment Rights. This Policy shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Policy, to remain in the employ of an Employer and nothing in the Policy shall restrict the right of an Employer to terminate the employment or contractual relationship of any Eligible Employee or other person at any time.
11.7    Policy Funding. No Eligible Employee shall acquire by reason of the Policy any right in or title to any assets, funds, or property of the Company or any Affiliate. Any severance pay, which becomes payable under the Policy is an unfunded obligation and shall be paid from the general assets of the Employee’s Employer. No employee, officer, director or agent of the Company or any Affiliate personally guarantees in any manner the payment of Policy severance pay and severance benefits.
11.8    Applicable Law. This Policy shall be governed and construed in accordance with the laws of the State of Michigan without regard to its conflicts of law provisions and, to the extent that applicable foreign law differs from the Code and Michigan law, in accordance with applicable foreign law.
11.9    Indemnification. To the extent permitted by law and to the extent not covered by any applicable insurance policy, the Administrator, excluding any third-parties, will be indemnified by the Company against all liability, joint or several, for the Administrator’s acts and omissions and for the acts and omissions of the Administrator’s agents and other fiduciaries in the administration and operation of the Policy. This will include indemnification of the Administrator by the Company against all costs and expenses reasonably incurred by the Administrator, including reasonable legal fees, in connection with the defense of any action, suit or proceeding in which the Administrator may be made party defendant by reason of the Administrator being or having been the Administrator, whether or not then serving as such, including the cost of reasonable settlements (other than amounts paid to the Company) made to avoid costs of litigation and payment of any judgment or decree entered in such action, suit or proceeding. The Company will not, however, indemnify the Administrator, including any third parties, with respect to any act finally adjudicated to have been caused by the willful misconduct or bad faith of such Administrator; or with respect to the cost of any settlement unless the Company has approved the settlement. The right of indemnification will not be exclusive of any other right to which the Administrator may be legally entitled and it will inure to the benefit of any duly appointed legal representative of the Administrator. The terms of this indemnification will also extend to any employees of the Company or any of its Affiliates to whom any fiduciary responsibility has been assigned in connection with the administration of the Policy.
11.10    Severability. If any provision of the Policy is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Policy shall continue in full force and effect.